Exhibit 99.2

Joint Press Release: Onconetix and Ocuvex Announce Mutual Termination of Merger Agreement

CINCINNATI, OH & FORT LEE, NJ, Sept. 26, 2025 (GLOBE NEWSWIRE) -- Onconetix, Inc. (Nasdaq: ONCO), a commercial-stage biotechnology company focused on innovative solutions for men's health and oncology, and Ocuvex Therapeutics, Inc., a leader in ophthalmic innovation, today announced the mutual termination of their previously announced definitive merger agreement, dated July 16, 2025.

After careful consideration and constructive dialogue, both companies have jointly determined that pursuing independent paths is in the best interests of their respective stakeholders. This decision reflects the strong commitment of both Onconetix and Ocuvex to advancing their respective missions and delivering value to patients, partners, and investors.

Anthony Amato, CEO of Ocuvex, commented: "The decision to mutually terminate the merger agreement does not impact Ocuvex’s momentum or our commitment to patients. We are excited to announce that Ocuvex has received its New Jersey state pharmaceutical license, and the commercial launch of Omlonti will commence in the coming weeks. Our pipeline continues to advance, and we remain focused on delivering innovative ophthalmic solutions to the market."

Andrew Oakley, Chairman of the Board of Onconetix, added: "Ocuvex is an innovative company with a strong commitment to advancing eye health. Despite our decision to part ways, we are confident that Omlonti will deliver value for patients and the ophthalmic community upon launch and future growth."

Both organizations express appreciation for the collaborative spirit and professionalism shown throughout the merger discussions.

About Onconetix, Inc.

Onconetix (Nasdaq: ONCO) is a commercial-stage biotechnology company focused on the research, development, and commercialization of innovative solutions for men’s health and oncology. Through its acquisition of Proteomedix, Onconetix owns Proclarix®, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union (“EU”) under the IVDR. For more information, visit www.onconetix.com.

About Ocuvex Therapeutics, Inc.

Ocuvex is dedicated to advancing ophthalmic science and improving patient outcomes through innovative research and product development. For more information, visit www.ocuvextherapeutics.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to various risks and uncertainties. Please refer to each company’s filings with the Securities and Exchange Commission for more information.

Contact Information:

Onconetix, Inc.

201 E. Fifth Street, Suite 1900
Cincinnati, OH 45202
Phone: (513) 620-4101
Investor Relations: investors@onconetix.com

Ocuvex Therapeutics, Inc.
1 Bridge Plaza, 2nd Floor

Fort Lee, NJ 07024

Phone:  551-258-2635

Investor Relations: info@ocuvextherapeutics.com